SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filedby the registrant ☒	Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

TUTOR PERINI CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box.):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2), and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule, or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Explanatory Note

As discussed in the Tutor Perini Corporation (the “Company”) 2012 Proxy Statement, filed with the Securities and Exchange Commission (the "SEC") on April 19, 2012, the Company has commenced an investor outreach program to initiate discussions with many of our largest shareholders regarding the Company’s executive compensation plans, including its recommendation that shareholders vote “FOR” the advisory vote on executive compensation plans and programs (the “Say on Pay Proposal”).  In further support of this recommendation, the Company has sent a document to these shareholders entitled “The Program of Executive Compensation at Tutor Perini Corporation”, included below, which is expected to be utilized in communications with and the solicitation of votes from these shareholders regarding the Say on Pay Proposal.  The material contained below should be read in conjunction with the Company’s 2012 Proxy Statement.

Additional Information and Where to Find It

In connection with the the Company's Annual Meeting of Shareholders (the "Annual Meeting"), the Company has filed a definitive proxy statement and a proxy card with the SEC on April 19, 2012, and has mailed the definitive proxy statement and proxy card to its shareholders.  We urge investors to carefully read the definitive proxy statement and proxy card for the Annual Meeting (including any supplements thereto) and any other relevant documents that the Company will file with the SEC when they become available because they contain important information. Investors and shareholders are able to obtain, free of charge, copies of the definitive proxy statement and any other documents filed by the Company with the SEC (when they become available) through the web site maintained by the SEC at http://www.sec.gov or through the Company’s website at http://www.tutorperini.com.

Certain Information Regarding Participants in the Solicitation

The Company, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the Annual Meeting.  Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by the Company with the SEC in connection with the proxy solicitation.

To: Shareholders of Tutor Perini Corporation
Re: The Program of Executive Compensation at Tutor Perini Corporation

At Issue
The Board of Directors of Tutor Perini Corporation, through its Compensation Committee, would like to focus your attention on issues related to the Company’s Executive Compensation program. In 2010, the Company received a slight majority of votes against its advisory vote on executive compensation, commonly known as “Say on Pay”. Although this vote is advisory in nature, we want you to know that the Board takes shareholder input very seriously and has, thereby, worked with our independent consultant since this vote in June 2011, to review our program of executive compensation.

General Conclusion
The results of our review have led the Compensation Committee of the Board to recommend a number of very significant changes to our executive compensation plans and related Company programs. These changes will require significant revisions to existing contracts and compensation policies, which are expected to be fully ratified by the Board. Our desire is to be responsive to our shareholders’ concerns and to provide strong alignment between actual realized pay and Company performance, in terms of both earnings and stock price.

At the heart of our deliberations was the compensation program currently being provided to Ronald N. Tutor, our Chairman and Chief Executive Officer. He has endorsed the thrust of these changes, as well as the particulars summarized below. We believe these changes should result in shareholders aligning with members of the Company’s Board of Directors in recommending a “yes” say on pay vote this proxy season.

Company History
By way of introduction, particularly for those shareholders less than fully aware of the history of Tutor Perini Corporation, please permit a brief explanation as it impacts the important executive compensation pay decisions pertaining to Mr. Tutor.

Mr. Tutor joined the board of what was then Perini Corporation in January 1997, as part of an investment that saved Perini Corporation from imminent bankruptcy. He was already familiar with the company by virtue of joint ventures he had undertaken with his privately owned construction company, Tutor-Saliba Corporation.

In 2001, Mr. Tutor was asked to assume the role of CEO of Perini Corporation, on a part time basis, at a salary that failed to cover his actual (un-reimbursed) expense of regularly commuting between his home based in Los Angeles and Perini's corporate headquarters in Boston. That unusual arrangement continued for several years, with spectacular results for the business and its shareholders.

In 2007 and 2008, the Boston Globe magazine ranked the Company as having the best composite performance in all of Massachusetts, and featured Mr. Tutor on its front cover as the outstanding executive in the Massachusetts business community. In this same period, Forbes Magazine identified the Company as the “Best Managed Construction Company in America.”

In 2007, Perini Corporation's Board of Directors prevailed on Mr. Tutor to abandon plans to take Tutor-Saliba Corporation public, and to instead consider a merger of that business with Perini Corporation. That transaction, which included carrying over a variety of benefits and perquisites that Mr. Tutor had enjoyed as owner, Chairman and CEO of Tutor-Saliba Corporation, was approved by a very substantial majority of Perini Corporation's shareholders.

The merger came at a pivotal moment. Soon thereafter, Las Vegas, the dominant building market that had been so important to Perini Corporation, was stopped in its tracks. The slack that the Las Vegas contraction produced made the merger with Tutor-Saliba's substantial presence in the more profitable civil construction segments (bridges, tunnels, highways, airports, etc) extremely important. In addition, the combination of the two companies enabled the new company to vastly increase its bonding capacity and, thus, its ability to compete successfully for larger civil projects.

The scale of the newly combined businesses, along with the benefit of Mr. Tutor’s efforts, experience and contacts, enabled the company, renamed Tutor Perini Corporation (TPC), to pursue, finance and execute a growth strategy conceived by Mr. Tutor, to acquire a number of leading subcontractors on a highly favorable basis. These acquisitions significantly increased the existing backlog of projects, and the Company’s reach into geographic and substantive markets for future business. Finally, in numerous instances, with more than 40 years of highly successful experience in the industry, prospective customers have made the personal involvement of Mr. Tutor an explicit condition of awarding their new business to the Company.

Thereby, the Board of Directors considers the ongoing retention, and contractual employment extension, of Mr. Tutor as the CEO, to be highly critical to the future success of the Company. His unique and highly valuable leadership in running the Company, securing sales, and completing major projects, cannot be replaced.

CEO Retention and Pay for Performance Alignment Goals
In sum, the directors of TPC believe that, in Mr. Tutor, they have an executive of unique breadth, depth and unsurpassed experience, with leadership skills and past contributions to shareholder value creation that have been proven several times over, with more to come. The Board believes that Mr. Tutor provides tremendous value to the Company and that his retention and engagement are critical to the future success of the Company.

For good reason, Mr. Tutor is as well-compensated as any executive of any publicly traded company in the construction industry, although significantly below what we believe is the level of compensation provided to CEOs of privately held companies in the industry—who are TPC's major competitors—and certainly far less than what he was paid as CEO and owner of his predecessor entity, Tutor-Saliba Corporation.

Proposed Changes to the Program of Executive Compensation
Members of the Board of Directors, and CEO Mr. Tutor, believe it prudent to provide stronger alignment between executive compensation and shareholder value creation. Thereby, the Compensation Committee of the Board of Directors is working to approve the following changes to its program of executive compensation for 2012:

■ Changes to Chairman of the Board and Chief Executive Officer Ron Tutor’s Pay Program

― The Company intends to extend Mr. Tutor’s employment agreement through December 31, 2016.
The extended agreement will be modified to, among other things:

■ Contract Term: Secure Mr. Tutor’s services as CEO for the next five years, through the end of 2016, which the Board feels is critical to the ongoing success of the Company.

■ Base Salary: Maintain the same base salary for the CEO, which has not been increased since the merger transaction over three years ago.

■ Annual Bonus Opportunity: Decrease Mr. Tutor’s annual target bonus opportunity from 175% of base salary to 150% of base salary, and reduce his minimum bonus opportunity from 140% to 100% of base salary. He also for the first time will have the opportunity to earn a maximum bonus opportunity of 215% of his base salary in the event pre-established financial performance goals are significantly exceeded (which would greatly benefit shareholders). This will further our “pay for performance” alignment.

■ Perquisites: Significantly reduce perquisites provided to Mr. Tutor including:
•	Eliminate reference to and the CEO’s ability to use the apartment in Las Vegas;
•	Eliminate the use of a Company-provided automobile; and
•	Provide life insurance coverage to the CEO only under the Company’s all employee group-term policy, with no supplemental coverage beyond this amount.

Note: After in-depth discussions and review, the Committee determined to continue to provide Mr. Tutor with: (i) a driver; (ii) personal use of Company aircraft; and (iii) internal resources to provide certain tax and accounting services.

Rationale:
Driver: The Committee believes that for safety, maximization of productivity, and cost control purposes, a driver for Mr. Tutor continues to be an appropriate benefit.

Personal Use of Aircraft: In connection with the merger of the Company and Tutor-Saliba, an aircraft purchase agreement was entered into regarding the CEO’s use of the aircraft. Through a structured financial transaction, in-place at the time of the merger, Tutor Perini was able to acquire a highly sought after business jet for a significant discount to the market price. In recognition of the savings realized through this transaction, Mr. Tutor was provided the ability to use 150 hours of the plane for personal use. The committee determined to honor this contractual agreement which, again, enhances the safety and productivity of Mr. Tutor.

Tax and Accounting Services: The Committee has agreed to continue to provide Mr. Tutor with limited internal resources for certain tax and accounting services. This personal benefit will help keep Mr. Tutor focused on his Company responsibilities.

■  Succession Planning: As a component of his extended contract, Mr. Tutor will have  requirement to proactively assist the Company in succession planning efforts, for the CEO and for other key executive positions.

■ Financial Performance Goals: Historically, a common financial goal (pre-tax income) has been utilized by the Company for both the annual bonus and the long-term incentives to ensure incentive compensation is performance-based. That is, the CEO has no pure time-based equity grants—all are performance-based.

The Committee and management reviewed several alternatives to pre-tax income, including other growth measures, return measures, cash flow measures, and both relative and absolute total shareholder return. However, due to the nature of the Company’s industry, including the type and duration of projects, the Committee determined that no financial/performance metric provides a more strategically relevant focus on creating shareholder value than pre-tax income. Therefore, no change will be made to the current financial performance metrics for the remaining grants made under Mr. Tutor’s 2008 employment contract. Going forward, the Committee will work with its consultant to further study performance-based, long-term incentive award designs that are commensurate with Mr. Tutor’s position, experience, and expected performance, to be implemented over the last three years of the proposed extended contract term.

■Anticipated Changes to the Pay Programs for All Executives, Including the CEO: The following important changes are proposed to be made to the Company’s program of executive compensation, and will be applicable to all executives:

― Eliminate Excise Tax Gross-Ups: The Company will not provide golden parachute excise tax gross-ups for any current or future executive, and will eliminate the existing gross-up provision for the CEO upon the scheduled expiration of his existing, grandfathered employment contract, on September 8, 2013.

― Move to Double-Trigger Equity Grants: The Company intends to prospectively eliminate the single-trigger activation trigger for future long-term incentive equity grants following a change in control, and replace it with a “double-trigger,” effectively requiring a qualifying employment termination within 24 months following a change in control for any vesting/payout to be accelerated.

― Implement Stock Ownership Guidelines: The Company intends to implement stock ownership guideline requirements for all key executives ranging from 3x to 6x (CEO) base salary.

― Implement Stock Holding Retention Requirements: The Company intends to implement a stock holding requirement that requires Mr. Tutor and other key executives, and outside directors, to maintain ownership (until retirement) of at least 75% of any net shares earned from future equity grants made by the Company.

― Implement Clawbacks: The Company intends to implement a Sarbanes-Oxley and Dodd-Frank compliant clawback (“recoupment”) provision related to any annual and long-term incentive compensation earned by Mr. Tutor and other senior executives.

― Reinforce Anti-Hedging Policy: The Company will publicly disclose and reinforce its existing antihedging policy that prohibits Mr. Tutor and other insiders from hedging their positions relative to Company stock.

Study Peer Group: The Compensation Committee has committed to conducting an extensive review of the Company’s peer group benchmarking practices, to include analysis of:

■ The composition of the compensation benchmarking peer group, taking into consideration the relevant revenue size and market capitalization of prospective peers, the relevant industry of Company operations and the ongoing competition for executive talent; and

■ The targeted pay percentile goals relative to base salary, target annual bonus and long-term incentives.

We trust that Company shareholders recognize that these changes exemplify strong governance, and are responsive to shareholder perspectives and in keeping with strengthening the Company’s executive compensation “pay for performance” alignment.

Say on Pay Vote
With these changes, we ask that you provide your support to our business judgment in acting on your behalf, by providing a “YES” vote for the Company’s 2012 advisory “Say on Pay” vote, which will be included in the annual proxy statement.

Sincerely,

Members of the Tutor Perini Corporation Compensation Committee

Peter Arkley
Don Snyder
Mike Klein